Exhibit 10.3

FORM OF RESTRICTED STOCK AWARD AGREEMENT

H.B. FULLER COMPANY

RESTRICTED STOCK AWARD AGREEMENT

(Under the Amended and Restated Year 2000 Stock Incentive Plan)

THIS AGREEMENT, dated as of                     , is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and             , an employee of the Company or an affiliate of the Company (“Participant”).

WHEREAS, the Company, pursuant to the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan (the “Plan”), wishes to award to Participant shares of common stock, par value $1.00 per share, of the Company (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree as follows:

1. Award of Restricted Stock.

The Company, effective as of the date of this Agreement, hereby grants to Participant a restricted stock award of ______ shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in this Agreement.

2. Rights of Participant with Respect to the Shares.

(a) Shareholder Rights. With respect to the Shares, Participant shall be entitled at all times on and after the date of issuance of the Shares to exercise all rights of a shareholder of Common Stock of the Company, including the right to vote the Shares and the right to receive dividends thereon as provided in Section 2(b) hereof, unless and until the Shares are forfeited pursuant to Section 3 hereof. The rights of Participant with respect to the Shares shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with Section 3 hereof.

(b) Reinvestment of Dividends. As a condition to receiving the Shares under the Plan, Participant hereby elects to defer the receipt of dividends paid on the Shares. Participant agrees that all cash dividends otherwise payable on and with respect to the Shares shall be reinvested in additional shares of restricted Common Stock at the Fair Market Value of such shares (“Additional Shares”). A report showing the number of Additional Shares so purchased with reinvested dividends shall be sent to Participant within 30 days following the applicable dividend payment date. The Additional Shares so purchased shall be subject to the same terms and conditions as the Shares granted pursuant to this Agreement and the Additional Shares shall be forfeited in the event that the Shares with respect to which the reinvested dividends were paid are forfeited.

(c) Issuance of Shares. The Company shall cause to be issued, in either certificated or uncertificated form, the Shares and any Additional Shares. The Shares and any

Additional Shares shall be issued and held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. No certificates or other evidence of the Shares or Additional Shares shall be issued to Participant prior to the date on which the Shares vest, and the restrictions with respect to the Shares lapse, in accordance with Section 3 hereof. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After any Shares vest pursuant to Section 3 hereof, the Company shall promptly cause to be issued either evidence of uncertificated Shares or a certificate or certificates, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares and any Additional Shares and shall cause such certificated or uncertificated Shares and any Additional Shares to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be. The value of any fractional Share shall be paid in cash at the time certificated or uncertificated Shares and any Additional Shares are delivered to Participant.

3. Vesting; Forfeiture.

(a) Vesting. Subject to the terms and conditions of this Agreement, the Shares shall vest in full and the restrictions with respect to the Shares shall lapse if Participant remains continuously employed by the Company or an Affiliate of the Company until                     .

(b) Early Vesting. Notwithstanding the vesting provision contained in Section 3(a) above, but subject to the other terms and conditions set forth herein, upon the occurrence of a “Change in Control” (as defined below) or in the event of Participant’s death, permanent disability or retirement, Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall become immediately vested in all of the Shares, and the restrictions with respect to the Shares shall lapse, as of the date of such Change in Control, death, permanent disability or retirement.

(c) For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(1)	a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the voting power of the Company then outstanding;

(2)	the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(3)	the approval of the shareholders of the Company, and consummation, of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(4)	a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

For purposes of this Section 3, “retirement” shall mean the voluntary or involuntary termination of a Participant’s employment for any reason other than gross and willful misconduct, disability or death, after the Participant has completed at least ten years of service as an employee of the Company and/or an Affiliate of the Company and has attained age 55.

For purposes of this Section 3(c), “voting power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized.

(d) Forfeiture. If Participant ceases to be employed by the Company or an Affiliate of the Company for any reason other than those specified in Section 3(b) hereof prior to the vesting of the Shares pursuant to Section 3(a) hereof, Participant’s rights to all of the Shares shall be immediately and irrevocably forfeited, including the right to vote the Shares and the right to receive dividends and any Additional Shares.

4. Restrictions on Transfer.

Until the Shares vest pursuant to Section 3 hereof, neither the Shares, nor any right with respect to the Shares under this Agreement, may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant and any purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Shares upon the death of Participant. Each right under this Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative.

5. Income Tax Matters.

In order to comply with all applicable income, social, payroll or other tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable income, social, payroll or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from such Participant. Upon vesting of the Shares and the lapse of the restrictions with respect to the Shares under the terms of this Award

Agreement, Participant shall be obligated to pay any applicable withholding taxes arising from such vesting and lapse of restrictions, assuming Participant has not made an election pursuant to Section 83(b) of the Code. Unless the Company receives an irrevocable written instruction, addressed to the attention of the Secretary of the Company, from Participant prior to the date that the Shares vest and the restrictions lapse, the Company shall automatically withhold as payment the number of shares of Common Stock, determined by the Fair Market Value at the date of such vesting and lapse of restrictions, required to pay the applicable withholding taxes. The Company shall not be required to deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value (as of the date the shares vest and the restrictions lapse) of such fractional share.

6. Securities Matters.

No Shares shall be issued hereunder prior to such time as counsel to the Company shall have determined that the issuance of the Shares will not violate any federal or state securities or other laws, rules or regulations. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

7. Adjustments.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of the Shares.

8. General Provisions.

(a) Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

(b) No Right to Employment. The grant of the Shares shall not be construed as giving Participant the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(c) Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

(d) Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

H.B. FULLER COMPANY

By:

Participant

Date:

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